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EXHIBIT 21.1

SUBSIDIARIES OF XPONENTIAL, INC.

Subsidiary Name	State of Incorporation	Percentage Owned By Registrant
PawnMart, Inc.	Nevada	100%

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  EXHIBIT 21.1
SUBSIDIARIES OF XPONENTIAL, INC.